Exhibit 99

UNAUDITED PRO FORMA CONDENSED COMBINED
INCOME STATEMENT

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) merged with a subsidiary of The St. Paul Companies, Inc. (“St. Paul”), as a result of which Travelers became a wholly-owned subsidiary of The St. Paul Travelers Companies, Inc. (together with its subsidiaries, the “Company”, or “St. Paul Travelers”).  Each issued and outstanding share of Travelers class A and class B common stock (including the associated preferred stock purchase rights) was exchanged for 0.4334 of a share of the Company’s common stock.  Share and per share amounts for all periods presented have been restated to reflect the exchange of Travelers common stock for the Company’s common stock.  For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using the Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2004 combines the historical consolidated statement of income of St. Paul for the three months ended March 31, 2004 and the historical consolidated statement of income of St. Paul Travelers for the year ended December 31, 2004, giving effect to the merger as if it had occurred on January 1, 2004. We have made pro forma adjustments to the condensed combined income statement to give effect to events that are (1) directly attributable to the merger had it been consummated on January 1, 2004, (2) factually supportable and (3) expected to have a continuing impact on the combined results. This information should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed combined income statement;

•                  St. Paul Travelers historical financial statements as of and for the year ended December 31, 2004 included in the St. Paul Travelers Annual Report on Form 10-K for the year ended December 31, 2004; and

•                  St. Paul’s separate historical unaudited financial statements as of and for the three months ended March 31, 2004 included in Part II, Item 5 of the St. Paul Travelers Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

The unaudited pro forma condensed combined income statement has been prepared for informational purposes only. The unaudited pro forma condensed combined income statement is not necessarily indicative of what the results of operations actually would have been had the merger been consummated on January 1, 2004. In addition, the unaudited pro forma condensed combined income statement does not purport to project the future operating results of the combined Company. The unaudited pro forma condensed combined income statement does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

(in millions, except per share data)	Year Ended December 31, 2004 St. Paul Travelers (1)	Three Months Ended March 31, 2004 Historical St. Paul (2)	Pro Forma Adjustments (3)		Pro Forma Year Ended December 31, 2004 St. Paul Travelers

Revenues
Premiums	$19,038	$1,785	$—		$20,823
Net investment income	2,663	278	(61	)(a)	2,880
Fee income	706	10	—		716
Asset management	390	120	—		510
Net realized investment gains (losses)	(39)	117	—		78
Other revenues	176	12	—		188
Total revenues	22,934	2,322	(61)		25,195
Claims and expenses
Claims and claim adjustment expenses	15,439	1,294	—		16,733
Amortization of deferred policy acquisition costs	2,978	378	(101	)(b)	3,255
General and administrative expenses	3,145	281	111	(c)	3,537
Interest expense	244	46	(8	)(d)	282
Total claims and expenses	21,806	1,999	2		23,807
Income from continuing operations before income taxes and minority interest	1,128	323	(63)		1,388
Income taxes	138	119	(23	)(e)	234
Minority interest, net of tax	35	8	—		43
Income from continuing operations	$955	$196	$(40)		$1,111
Per common share information
Earnings per common share-continuing operations:
Basic	$1.56	$0.84			$1.66
Diluted	$1.53	$0.79			$1.62
Weighted average common shares outstanding and common stock equivalents:
Basic	608.3	229.1			665.3
Diluted	628.3	244.0			708.4

(1)          St. Paul Travelers historical statement of income for the year ended December 31, 2004 (which reflects the amortization of the fair value adjustments applied to St. Paul’s acquired assets, liabilities and commitments as of April 1, 2004) included in the St. Paul Travelers Annual Report on Form 10-K for the year ended December 31, 2004.

(2)          St. Paul historical unaudited statement of income for the three months ended March 31, 2004 included in Part II, Item 5 of the St. Paul Travelers Quarterly Report on Form 10-Q for the period ended March 31, 2004.  Certain of these amounts have been reclassified to conform with St. Paul Travelers presentation.

(3)          Adjustments to the income statement to give effect to events that would have occurred had the merger been consummated on January 1, 2004.  See also note 2, Pro Forma Adjustments, of the Unaudited Pro Forma Condensed Combined Income Statement for a complete description of each of the adjustments in this column.

See accompanying notes to the unaudited pro forma condensed combined income statement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Note 1 — Basis of Pro Forma Presentation

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) merged with a subsidiary of The St. Paul Companies, Inc. (“St. Paul”), as a result of which Travelers became a wholly-owned subsidiary of The St. Paul Travelers Companies, Inc. (together with its subsidiaries, the “Company”, or “St. Paul Travelers”).  For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, this transaction was accounted for as a purchase business combination, using the Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  On April 1, 2004, each issued and outstanding share of Travelers class A and class B common stock (including the associated preferred stock purchase rights) was exchanged for 0.4334 of a share of the Company’s common stock.  Share and per share amounts for all periods presented have been restated to reflect the exchange of Travelers common stock for the Company’s common stock.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2004 reflects the merger as if it occurred on January 1, 2004.

The stock price used in determining the purchase price was based on an average of the closing prices of St. Paul common stock for the two trading days before through the two trading days after November 17, 2003, the day St. Paul and Travelers announced their merger agreement. The purchase price also includes the fair value of the St. Paul stock options, the fair value adjustment to St. Paul’s preferred stock and other costs of the transaction.  The purchase price was approximately $8.76 billion, and was calculated as follows (in millions, except stock price per share):

Number of shares of St. Paul common stock outstanding as of April 1, 2004	229.3
St. Paul’s average stock price for the two trading days before through the two trading days after November 17, 2003, the day St. Paul and Travelers announced their merger agreement	$36.86
Fair value of St. Paul’s common stock	$8,452
Fair value of approximately 23 million St. Paul stock options	186
Excess of fair value over book value of St. Paul’s convertible preferred stock outstanding, net of the excess of the fair value over the book value of the related guaranteed obligation	100
Transaction costs of Travelers	18
Purchase price	$8,756

The purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of April 1, 2004, as follows (in millions):

Net tangible assets (1)	$5,351
Total investments (2)	439
Deferred policy acquisition costs (3)	(100)
Deferred federal income taxes (4)	(207)
Goodwill (5)	2,849
Other intangible assets, including the fair value adjustment of claim and claim adjustment expense reserves and reinsurance recoverables of $191(6)(7)	1,377
Other assets (2)	(103)
Claims and claim adjustment expense reserves (3)	(26)
Debt (2)	(339)
Other liabilities (2)	(485)
Allocated purchase price	$8,756

(1)       Reflects St. Paul’s shareholders’ equity of $6,439 less St. Paul’s historical goodwill of $950 and intangible assets of $138.

(2)       Represents adjustments for fair value.

(3)       Represents adjustments to conform St. Paul’s accounting policies to those of Travelers.

(4)          Represents a deferred tax liability associated with adjustments to fair value of all assets and liabilities included herein, excluding goodwill, as this transaction is not treated as a purchase for tax purposes.

(5)       Represents the excess of the purchase price (cost) over the amounts assigned to the assets acquired and liabilities assumed.  None of the goodwill is deductible for tax purposes.

(6)       Represents identified finite and indefinite life intangible assets, primarily customer-related insurance intangibles and management contracts and customer relationships associated with Nuveen Investments, Inc.’s (“Nuveen Investments”) asset management business.

(7)       An adjustment has been applied to St. Paul’s claims and claim adjustment expense reserves and reinsurance recoverables at the acquisition date to estimate their fair value.  The fair value adjustment of $191 million was based on management’s estimate of nominal claim and claim expense reserves and reinsurance recoverables (after adjusting for conformity with the acquirer’s accounting policy on discounting of workers’ compensation reserves), expected payment patterns, the April 1, 2004 U.S. Treasury spot rate yield curve, a leverage ratio assumption (reserves to statutory surplus), and a cost of capital expressed as a spread over risk-free rates.  The method used calculates a risk adjustment to a risk-free discounted reserve that will, if reserves run off as expected, produce results that yield the assumed cost-of-capital on the capital supporting the loss reserves.  The fair value adjustment is reported as an intangible asset which will be recognized into income over the expected payment pattern.  Because the time value of money and the risk adjustment (cost of capital) components of the intangible asset run off at different rates, the amount recognized in income may be a net benefit in some periods and a net expense in other periods.

The unaudited pro forma condensed combined income statement presented herein is not necessarily indicative of what would have occurred had the acquisition and related transactions been made on the date indicated, or of future results of the Company.

The unaudited pro forma condensed combined income statement has been prepared assuming Travelers is the accounting acquirer. Accordingly, the assets, liabilities and commitments of St. Paul are adjusted to their fair value. For purposes of this unaudited pro forma condensed combined income statement, consideration has also been given to the impact of conforming St. Paul’s accounting policies to those of Travelers. Additionally, certain amounts have been reclassified to conform to the St. Paul Travelers financial statement presentation. The unaudited pro forma condensed combined income statement does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.

The unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available. Accordingly, the final purchase accounting adjustments, including the conforming of St. Paul’s accounting policies to those of Travelers, could be different from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of St. Paul’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to goodwill and may impact the combined income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2 — Pro Forma Adjustments

The following pro forma adjustments reflect certain additional adjustments that would have occurred had the merger been consummated on January 1, 2004.

(in millions)	Year ended December 31, 2004
Increase (Decrease)
Unaudited Pro Forma Condensed Combined Income Statement

Revenues
(a) Net investment income adjustment to recognize the amortization of fair value adjustments allocated to investments using the interest method over the estimated remaining life of the investments. — See note 6	$(61)

Claims and Expenses
(b) Adjustment to the amortization of deferred policy acquisition costs due to conforming the accounting policy	$(101)
(c) General and administrative expenses —
i. Adjustment to the amortization of deferred policy acquisition costs after conforming the accounting policy	$98
ii. Adjustment to remove nonrecurring charges attributable to the transaction	$(35)
iii. Adjustment to amortization expense for the estimated value of identifiable intangible assets with finite lives — See note 4	$29
iv. Adjustment to reflect the accretion of the fair value adjustment to claims and claim adjustment expenses — See note 3	$26
v. Adjustment to amortization to reflect fair value adjustment of internally developed software	$(1)
vi. Adjustment to pension amortization expense due to fair value adjustment of related liabilities	$(5)
vii. Adjustment to compensation expense due to adjustment of restricted stock	$(2)
viii. Adjustment to deferred compensation expense due to fair value adjustment of employee stock options	$1
(d) Adjustment to interest expense for the amortization of fair value adjustments allocated to long-term debt, equity unit related debt and mandatorily redeemable preferred securities, using the interest method over the remaining term to maturity	$(8)
(e) To adjust income taxes for all pro forma adjustments at the statutory rate of 35%	$(23)

Note 3 — Fair Value of Claims and Claim Adjustment Expense Reserves and Reinsurance Recoverables

An adjustment has been applied to St. Paul’s claims and claim adjustment expense reserves to estimate their fair value. Since such reserves are not traded in a secondary market, the determination of a fair value is approximated by using risk-adjusted present value techniques.  Such techniques require application of significant judgment and assumptions.  A similar methodology was applied to the related ceded reinsurance recoverables.  See Item 7 of note 1.

Note 4 — Identification and Valuation of Intangible Assets

Intangible assets subject to amortization include the following:

(in millions)	Amount assigned as of April 1, 2004	Weighted- average amortization period
Major intangible asset class

Customer-related (a)	$495	7.8 years
Marketing-related	20	2.0 years
Contract-based (b)	145	10.4 years
Fair value adjustment on claims and claim adjustment expense reserves and reinsurance recoverables (c)	191	30.0 years
Total	$851

Intangible assets not subject to amortization include the following:

(in millions)	Amount assigned as of April 1, 2004
Major intangible asset class

Marketing-related	$15
Contract-based (b)	511
Total	$526

(a)                      Primarily includes customer-related insurance intangibles based on rates derived from expected business retention and profitability levels.

(b)                     Contract-based intangibles include management contracts associated with Nuveen Investments’ asset management business based on the present value of expected cash flows related to the management contracts. Amounts related to this business are included in the Company’s 79% approximate ownership interest of Nuveen Investments.

(c)                      See note 1 for a description of the fair value adjustment to St. Paul’s claims and claim adjustment expense reserves and reinsurance recoverables.

Note 5 — Earnings Per Share

The pro forma earnings per common share data have been computed based on the combined historical income of St. Paul Travelers and St. Paul, and the impact of purchase accounting adjustments. Weighted average shares were calculated using St. Paul Travelers and St. Paul’s respective historical weighted average common shares outstanding.

Note 6 — Net Investment Income

The investment portfolio fair value adjustment treats net unrealized investment gains (losses) as though they were realized, thereby creating a new basis for such investments.  This fair value adjustment is amortized using the interest method over the remaining life of the investments.  No separate adjustment has been made in the unaudited pro forma condensed combined income statement to adjust historical net realized investment gains (losses) for the three month period ended March 31, 2004 for the resulting new basis that would have been established had the merger been completed on January 1, 2004.

Note 7 — Transactions Between St. Paul and Travelers

The unaudited pro forma condensed combined income statement has not been adjusted for the impact of transactions between St. Paul and Travelers.  Such transactions do not have a significant impact on the unaudited pro forma condensed combined income statement.

Note 8 — Other Matters

As was previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, on July 23, 2004, the Company announced that it was seeking guidance from the staff of the Division of Corporation Finance of the Securities and Exchange Commission (SEC) with respect to the appropriate purchase accounting treatment for certain second quarter 2004 adjustments totaling $1.63 billion ($1.07 billion after-tax). The Company recorded these adjustments as charges in its income statement in the second quarter of 2004. Through an informal comment process, the staff of the Division of Corporation Finance has subsequently asked for further information relating to these adjustments, and the dialogue is ongoing. Specifically, the staff has asked for information concerning the Company’s second quarter 2004 adjustments to certain of St. Paul’s insurance reserves and reserves for reinsurance recoverables and premiums due from policyholders, and how those adjustments may relate to St. Paul’s reserves for periods prior to the merger. After reviewing the staff’s questions and comments, the Company continues to believe that its accounting treatment for these adjustments is appropriate. If, however, the staff disagrees, some or all of the adjustments being discussed with the staff of the SEC may not be recorded as charges in the St. Paul Travelers historical statement of income for the year ended December 31, 2004, thereby increasing historical and pro forma net income and shareholders’ equity at December 31, 2004, in each case by the approximate after-tax amount of the change. The effect on tangible shareholders’ equity (adjusted for the effects of deferred taxes associated with goodwill and intangible assets) at December 31, 2004 would not be material.  Increases to goodwill and deferred tax liabilities would be reflected on the Company’s historical balance sheet as of April 1, 2004, either due to purchase accounting or adjustments to St. Paul’s reserves prior to the merger, thereby affecting the allocation of purchase price in note 1.

Note 9 — Subsequent Event

In March 2005, the Company announced its planned disposition of its ownership interest in Nuveen Investments, Inc. (“Nuveen”), and in April 2005, the Company announced related transactions.  For further information about the transactions, see the Company’s Current Reports on Form 8-K filed with the SEC on March 30, 2005 and April 12, 2005. The planned disposition will result in St. Paul Travelers reporting its asset management segment as a discontinued operation in the Company’s financial statements during the first quarter of 2005.  As a result earnings from Nuveen will no longer be included as a component of St. Paul Travelers’ income from continuing operations but will be included in income from discontinued operations in the Company’s income statement.  For further information about the Nuveen’s results of operations, see Note 5, Segment Information, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.